                                                                     EXHIBIT 4.2

                             AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                                 June 30, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 1.   INFORMATION RIGHTS AND RIGHT OF REFUSAL.............   1
      1.1  Financial Information..........................   1
      1.2  Inspection Rights..............................   2
      1.3  Board Visitation Rights........................   2
      1.4  Right of Refusal...............................   2
      1.5  Vesting Imposed................................   3
      1.6  Termination of Certain Rights..................   3
2.    REGISTRATION RIGHTS.................................   4
      2.1  Definitions....................................   4
      2.2  Request for Registration.......................   5
      2.3  Piggyback Registrations........................   6
      2.4  Form S-3 Registration..........................   8
      2.5  Obligations of the Company.....................   9
      2.6  Furnish Information............................  10
      2.7  Delay of Registration..........................  10
      2.8  Indemnification................................  10
      2.9  Rule 144 Reporting.............................  12
      2.10 Termination of the Company's Obligations.......  13
      2.11 Limitations on Subsequent Registration Rights..  13
      2.12 "Market Stand-Off" Agreement...................  13
      2.13 S-3 Registration Requirements..................  14
3.    RIGHT OF FIRST OFFER................................  14
      3.1  General                                          14
      3.2  New Securities.................................  14
      3.3  Procedures.....................................  15
      3.4  Failure to Exercise............................  15
      3.5  Termination....................................  16
4.    ASSIGNMENT AND AMENDMENT............................  16
      4.1  Assignment.....................................  16
      4.2  Amendment of Rights............................  17
5.    DRAG ALONG RIGHTS...................................  17
      5.1  Drag Along Right...............................  17
6.    GENERAL PROVISIONS..................................  17
      6.1  Notices                                          17
      6.2  Entire Agreement...............................  18
      6.3  Governing Law..................................  18

      6.4  Severability...................................  18
      6.5  Third Parties..................................  18
      6.6  Successors And Assigns.........................  18
      6.7  Captions.......................................  18
      6.8  Counterparts...................................  18
      6.9  Costs And Attorneys' Fees......................  18
     6.10  Adjustments for Stock Splits, etc..............  18
     6.11  Termination of Prior Agreement.................  18
     6.12  Aggregation of Stock...........................  18

Exhibit A - Schedule of Investors
Exhibit B - Schedule of Prior Investors

                          INVESTORS' RIGHTS AGREEMENT

     This Amended and Restated Investors' Rights Agreement (this "Agreement")
                                                                  ---------
is made and entered into as of June 30, 1999 (the "Effective Date") by and among
                                                   --------------
Digital Broadcast Network, a Missouri corporation (the "Company"), certain
                                                        -------
purchasers of the Company's Class A Common Stock, listed on Exhibit A hereto (each, a "Prior Investor" and collectively, the "Prior Investors"), and the
          --------------                         ---------------
Investors listed on Exhibit B hereto (each, a "Series A Investor", and
                                               -----------------
collectively with the Prior Investors, the "Investors").
                                            ---------

                                R E C I T A L S
                                - - - - - - - -

     WHEREAS, each of the Prior Investors posses certain registration rights, information rights, rights of first refusal and other rights pursuant to a Rights Agreement by and among the Company and each of the Prior Investors (each, a "Prior Agreement" and collectively, the "Prior Agreements");
   ---------------                         ----------------

     WHEREAS, each of the Prior Agreements may be amended only with the written consent of the Company and the Prior Investors;

     WHEREAS, each of the Series A Investors is a party to the Series A Preferred Stock Purchase Agreement of even date herewith (the "Series A
                                                               --------
Agreement") between the Company and the Series A Investors, pursuant to which
---------
the Series A Investors are purchasing shares of the Series A Preferred Stock of the Company (the "Series A Stock");
                  --------------

     WHEREAS, in order to induce the Company to enter into the Series A Agreement and to induce the Series A Investors to invest funds in the Company pursuant to the Series A Agreement, each of the Prior Investors hereby agree to waive its rights under its respective Prior Agreement and to amend and restate in its entirety its respective Prior Agreement, and the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of the common stock of the Company (the "Common Stock") issued or issuable to such Investors and to such
              ------------
other persons described in this Agreement, and certain other matters as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1.  INFORMATION RIGHTS AND RIGHT OF REFUSAL.

          1.1  Financial Information.  The Company covenants and agrees that,
               ---------------------
commencing on the date of this Agreement, (i) with respect to each of the Prior Investors, for so long as it holds at least 40% of the Class A Common Stock (the "Class A Stock") purchased by it pursuant to the respective Stock Purchase
 -------------
Agreement, by and among the Company and such Prior Investors (each, a "Class A
                                                                       -------
Agreement"), and (ii) with respect to each Series A Investor, for so long as it
---------
holds at least 40% of the Series A Stock purchased by it pursuant to the Series A Agreement, and/or the equivalent number (on an as-converted basis) of shares of Common Stock issued upon conversion of such shares of Series A Stock (the "Series A Conversion Stock"),
                                                  -------------------------
the Company will:

               (a)  Annual Reports.  Furnish to such Investor, as soon as
                    --------------
practicable and in any event within 120 days after the end of each fiscal year of the Company, an audited consolidated balance sheet as of the end of such fiscal year, an audited consolidated statement of operations and an audited consolidated statement of cash flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company's previous fiscal year (if any), all prepared in accordance with generally accepted accounting principles and practices and compiled by an independent certified public accountant;

               (b)  Quarterly Reports.  Furnish to such Investor as soon as
                    -----------------
practicable, and in any case within 45 days of the end of each fiscal quarter of the Company (except the last quarter of the Company's fiscal year), quarterly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of operations and an unaudited statement of cash flows, together with a comparison to the Company's operating plan and budget and statements of the Chief Financial Officer, or other comparable officer, explaining any significant differences in the statements from the Company's operating plan and budget for the period and stating that such statements are in accordance with and were prepared from the books and records of the Company as of the date and for the fiscal quarter covered, and fairly present the financial position of the Company;

               (c)  Annual Budget.  Furnish to such Investor (i) monthly
                    -------------
financial statements compared against the Company's annual operating plan, as provided to the board of directors of the Company (the "Board"), and (ii) a copy
                                                        -----
of the Company's annual operating plan, prepared on a monthly basis, within 30 days prior to the beginning of the Company's fiscal year.

          1.2  Inspection Rights.  As to each Prior Investor, for so long as
               -----------------
such Prior Investor holds at least 40% of the shares of Class A Stock purchased by it pursuant to its respective Class A Agreement and as to Series A Investor, for so long such Series A Investor holds at least 40% of the shares of the Series A Stock purchased by it pursuant to the Series A Agreement, and/or the equivalent number (on an as-converted basis) of shares of Series A Conversion Stock or any combination thereof, the Company shall permit such Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor, but not exceeding once in each fiscal quarter; provided however, that the Company shall not be obligated under this Section 1.2
----------------
to provide information which it deems in good faith to be a trade secret or similar confidential information if the Prior Investor or Series A Investor does not first execute an appropriate nondisclosure agreement, and/or does not comply with the Company's reasonable security procedures.

          1.3  Board Visitation Rights.  The Company covenants and agrees that,
               -----------------------
as to each Series A Investor, for so long as such Series A Investor holds at least 600,000 shares of the Series A Stock purchased by it pursuant to the Series A Agreement, and/or the equivalent number (on an as-converted basis) of shares of Series A Conversion Stock, one (1) representative designated by such Series A Investor (a "Series A Investor's Representative") (i) shall be entitled
                      ----------------------------------
to attend each meeting of the Board as an observer and shall be given reasonable notice of each meeting of the

Board in the same manner and at the same time that directors of the Company are given notice of such meeting and (ii) shall be entitled to receive the same information, documents and Board packages distributed to the other directors in connection with such meeting and (iii) any and all such other documents which are in the ordinary course distributed to the members of the Board. Each Series A Investor and Series A Investor's Representative shall comply with all reasonable confidentiality restrictions and guidelines imposed by the Company with respect to such information and the matters discussed in such meetings. Any Series A Investor's Representative may be changed or replaced from time to time at a particular Series A Investor's discretion by written notice to the Company. Failure to give reasonable notice shall not be deemed to negate the affirmative vote or consent of the board of directors of the Company.

          1.4  Right of Refusal.
               ----------------

               (a)  Defined.  As used in this Section 1.4, the term "Right of
                    -------                                          --------
Refusal" means a right of first refusal granted to the Company by a
-------
securityholder of the Company pursuant to a written agreement (including the Co-Sale Agreement dated the date hereof, by and between the Company and certain shareholders is set forth therein) which provides that if such securityholder or its assigns offers to sell, pledge or otherwise transfer any shares of the Company's capital stock to any third party (a "Prospective Transferee"), then
                                               ----------------------
the Company shall first be entitled to purchase all or some portion of such offered shares at the same price and on the same terms offered to the Prospective Transferee; provided, such Right of Refusal shall not be applicable
                        --------
to: (i) a gratuitous transfer of such shares, provided and only if such transferor obtains the Company's prior written consent to such transfer; which such consent shall not be unreasonably withheld (ii) a transfer of title to such shares effected pursuant to the transferor's will or the laws of intestate succession; or (iii) a transfer to the Company in pledge as security for any purchase-money indebtedness incurred by the transferor in connection with the acquisition of such shares.

          (b)  Representation; Covenant to Maintain Right of Refusal.  The
               -----------------------------------------------------
Company represents and warrants to the Series A Investors that all shares of Common Stock that are outstanding on the Effective Date or that are subject to any stock options or similar rights to acquire shares of Common Stock from the Company that are outstanding on the Effective Date, are subject, to a Right of Refusal in favor of the Company, except as provided in Schedule 1.4(b) hereto. The Company further covenants and agrees with the Series A Investors to impose a Right of Refusal with respect to: (i) all shares of Common Stock and any other shares of the Company's capital stock (other than shares purchased by the
                                       ----------
Investors, shares purchased pursuant to the Series A Agreement or shares issued pursuant to pre-existing agreements, including the Company's employee stock option plan to be approved by the Company's shareholders) that are hereafter issued by the Company or that may hereafter be subject to any stock options, warrants or similar rights granted by the Company; and (ii) any shares issued in replacement of the shares described in (i) above, or as a result of a stock dividend or stock split in respect of such shares or in replacement of such shares in a recapitalization or similar transaction (the shares of the Company's stock described in (i) and (ii) above hereinafter referred to as "Subject
                                                                  -------
Shares"). The Company shall not assign any Right of Refusal it holds to purchase
------
Subject Shares to any party other than the Series A Investors without the prior written consent of each such Series A Investor.

          (c)  Grant of Secondary Refusal Right to Investors.  If the Company
               ---------------------------------------------
declines to fully exercise its Right of Refusal with respect to any Subject Shares, it must so notify each Investor in writing at least 20 days prior to the expiration of the Company's Right of Refusal with respect to any Subject Shares, and then each Investor shall have the right, for a period of 20 days after receipt of the Company's written notice that the Company has declined to fully exercise the Right of Refusal with respect to any such Subject Shares, to purchase that percentage of the remaining Subject Shares determined by dividing
(i) the total number of shares of Class A Stock and/or Series A Stock (the "Preferred Stock") then owned by such Investors by (ii) the total number of
 ---------------
shares of Preferred Stock then owned by all Investors, at the same price and on the same terms that such Subject Shares were offered to the Prospective Transferee(s) of such Subject Shares; provided however, that if any such
                                      ----------------
Prospective Transferee has offered to pay for any Subject Shares with property, services or any other non-cash consideration, then the Investors shall nevertheless have the right to pay for such Subject Shares with cash in an amount equal to the fair value of the non-cash consideration offered by the Prospective Transferee in question, where the fair value of such non-cash consideration shall be conclusively determined in good faith by the Board.

          1.5  Vesting Imposed.  The Company shall maintain, and shall not
               ---------------
modify, the Right of Refusal, the vesting conditions or the repurchase rights described in Section 3.28 of the Series A Agreement as such apply to each of the Founders (as defined below), without the prior written consent of the holders of at least 60% of the Series A Stock, which consent will not be unreasonably withheld. As used herein, the term "Founders" means Mark Ivie, Rich Skoba, and
                                    --------
Bernard Schneider.

          1.6  Termination of Certain Rights.  The Company's obligations under
               -----------------------------
Sections 1.1 through 1.5 above will terminate upon the earlier of: (a) the closing of the Company's initial firm commitment underwritten public offering of its Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), which would trigger
                                         --------------
the automatic conversion of each outstanding share of Series A Stock; or (b) the closing of an acquisition of the Company by another corporation or entity by a consolidation or merger in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the corporation or other entity surviving such transaction. Notwithstanding the foregoing, the Company's obligations under Section 1.3 will only terminate upon the earlier to occur of (i) the date on which all of the shares of the Series A Stock cease to be Restricted Securities under the Securities Act, (ii) the date on which the holders of the Series A Stock no longer have a contractual right to nominate members of the Board or (iii) the date on which any Investor having rights under Section 1.3 ceases to hold at least 600,000 shares (as adjusted for stock splits, dividends or recombination) of the Series A Stock.

     2.  REGISTRATION RIGHTS.

          2.1  Definitions.  For purposes of this Section 2:
               -----------

               (a)  Registration.  The terms "register", "registered" and
                    ------------              --------    ----------
"registration" refer to a registration effected by preparing and filing a
 ------------
registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

              (b)  Registrable Securities.  The term "Registrable Securities"
                   ----------------------             ----------------------
means: (1) all the shares of Common Stock issued or issuable upon the conversion of any shares of Series A Stock and (2) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of any shares of Common Stock or Series A Stock described in clause (1) of this subsection (b) and (3) the shares of Class A Stock purchased by the Prior Investors pursuant to their respective Class A Agreements; excluding in all cases, however, any Registrable Securities sold by
            ---------
a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act. Notwithstanding the foregoing, the term Registrable Securities shall include, for purposes of Sections 2.3 and 2.8 hereof only, shares of Class A Common Stock held by the holders of the Class A Common Stock, as of the date hereof.

               (c)  Registrable Securities Then Outstanding.  The number of
                    ---------------------------------------
shares of "Registrable Securities then outstanding" shall mean the number of
           ---------------------------------------
shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

               (d)  Holder.  For purposes of Sections 2, 3 and 4 of this
                    ------
Agreement, the term "Holder" means any person owning of record Registrable
                     ------
Securities or any assignee of record of such Registrable Securities to whom rights under Section 2 or Section 3 have been duly assigned in accordance with this Agreement; provided however, that for purposes of this Agreement, a record
                -------- -------
holder of shares of Series A Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided
                                                                     --------
further, that the Company shall in no event be obligated to register shares of
-------
Series A Stock, and that Holders of Registrable Securities will not be required to convert their shares of Series A Stock into Common Stock in order to exercise the registration rights granted hereunder until immediately before the closing of the offering to which the registration relates (and then only to the extent necessary to sell the Registrable Securities to be sold in such offering). Notwithstanding the foregoing, the term Holder shall include, for purposes of Sections 2.3 and 2.8 hereof only, each of the holders of the Class A Common Stock.

               (e)  Form S-3.  The term "Form S-3" means such form under the
                    --------             --------
Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

               (f)  SEC.  The term "SEC" or "Commission" means the U.S.
                    ---             ---      ----------
Securities and Exchange Commission.

          2.2  Request for Registration.
               ------------------------

               (a) If the Company shall receive at any time subsequent to the third anniversary of the Closing (as such term is defined in the Series A Agreement) a written request from the Holders of at least 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act having an aggregate offering price of not less than $25,000,000, then the Company shall:

                    (i) within 20 days of the receipt thereof, give written notice of such request to all Holders; and

                    (ii) use its best efforts to effect as soon as practicable, in accordance with Section 2.5 below, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 2.2(b).

               (b)  If the Holders initiating the registration request
hereunder (the "Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.2(a) and the Company shall include such information in the written notice referred to in subsection 2.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his or her Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 2.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities requested to be registered by each Holder; provided
                                                                  --------
however, that the number of shares of Registrable Securities to be included in
-------
such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

          (c) Notwithstanding the foregoing, the Company may delay filing a registration statement, and may withhold efforts to cause the registration statement to become effective, if the Company (i) determines in good faith that such registration might interfere with the negotiation or completion of any transaction that is being executed by the Company (whether or not a final decision has been made to close such transaction) at the time the right to delay is exercised, or (ii) shall furnish to the Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to deter the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided however, that the Company may
                                          -------- -------
not utilize either of these rights more than once in any 12-month period. If, after a registration statement becomes effective, the Company advises the Holders of registered shares that the Company considers it appropriate for the registration statement to be amended, the Holders of such shares shall suspend any further sales of their registered shares until the Company advises them that the registration statement has been amended.

               (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.2:

                    (i) after the Company has effected two registrations pursuant to this Section 2.2 and such registrations have been declared or ordered effective;

                    (ii) during the period starting with the date 90 days prior to the Board's good faith estimate of the filing date (provided that notice of such estimated filing date is given to the Initiating Holders within 30 days of their request for registration) and ending on the date 180 days after the effective date of, a registration subject to Section 2.3 hereof; provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective; or

                    (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

               (e) The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.2 (excluding underwriters' or brokers' discounts and commissions and the selling Holders' pro rata share of applicable filing fees and registration fees) including, without limitation, all printers', attorneys' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company, and the Company's pro rata share of applicable filing fees and registration fees.

          2.3  Piggyback Registrations.  The Company shall notify all Holders
               -----------------------
of Registrable Securities in writing at least 30 days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but (i) excluding registration statements relating to any registration
                 ---------
under Section 2.4 of this Agreement, to a stock option, stock purchase or similar plan or any transaction registered pursuant to Rule 145 promulgated under the Securities Act (a "Rule 145 Transaction"), and (ii) excluding a
                                                              ---------
registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within 20 days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. Any Holder who elects to include some or all of its Registrable Securities pursuant to this Section 2.3 shall cooperate with the Company in the preparation of any and all documents and instruments the Company deems necessary or convenient for the preparation of any applicable registration statement, and such Holders shall supply the Company with any and all information the Company deems necessary or convenient with respect to any registration statement.

               (a)  Underwriting.  If a registration statement for which the
                    ------------
Company gives notice pursuant to this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any Holder's Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the
                                                             -----
Company and second, to each of the Holders requesting inclusion of their
            ------
Registrable Securities in such registration statement on a pro rata basis based upon the total number of Registrable Securities requested to be registered by such Holder, provided, however, that the right of the underwriters to exclude
             --------  -------
shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that: (i) the number of Registrable Securities included in any such registration is not reduced below 25% of all the shares included in the registration, except for a registration relating to the Company's initial public offering of its Common Stock, from which all Registrable Securities may be excluded; and (ii) all shares that are not Registrable Securities shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder", and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder", as defined in this sentence.

               (b)  Expenses.  All expenses incurred in connection with a
                    --------
registration pursuant to this Section 2.3 (excluding underwriters' and brokers' discounts and commissions) including, without limitation, all federal and "blue sky" registration and qualification fees, printers' and accounting fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company shall be borne by the Company.

          2.4  Form S-3 Registration.  In case the Company shall receive from
               ---------------------
any Holder or Holders of at least 40% of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

               (a)  Notice.  Promptly, but in no event later than 20 days
                    ------
after receipt of the Holders' request give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders; and

              (b)  Registration.  As soon as practicable, effect such
                   ------------
registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided however, that the Company shall not be obligated to effect
             -------- -------
any such registration, qualification or compliance pursuant to this Section 2.4.

                    (1) if Form S-3 is not available for such offering by the Holders;

                    (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000;

                    (3) If the Company elects to delay filing a registration statement, and withholding efforts to cause the Form S-3 registration statement to become effective, if the Company (i) determines in good faith that such registration might interfere with the negotiation or completion of any transaction that is being executed by the Company (whether or not a final decision has been made to close such transaction) at the time the right to delay is exercised or (ii) shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any 12-month period for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.4. If, after a Form S-3 registration statement becomes effective, the Company advises the holders of registered shares that the Company considers it appropriate for such registration statement to be amended, the holders of such shares shall suspend any further sales of their registered shares until the Company advises them that such registration statement has been amended.

                    (4) if the Company has, within the 12-month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 2.4.

               (c)  Expenses.  The Company shall pay all expenses incurred in
                    --------
connection with each registration requested pursuant to this Section 2.4 (excluding underwriters' or brokers' discounts and commissions) including, without limitation, all filing, registration and qualification, printers', attorneys' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company.

          2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 90 successive days.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

               (d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement.

               (f) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               (g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               (h) Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (i) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, or if not underwritten, in form and substance as is customarily given to underwriters and reasonably satisfactory to counsel to the Holder offering the greatest number of Registrable Securities for sale in the registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, or if not underwritten, in form and substance as is customarily given to underwriters and reasonably satisfactory to counsel to the Holder offering the greatest number of Registrable Securities for sale in the registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          2.6  Furnish Information.  Each Selling Shareholder covenants and
               -------------------
agrees to furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities. Additionally, the Company shall have no obligation with respect to any registration requested pursuant to Sections 2.2 or 2.4 if, due to the operation of this Section 2.6, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligations to initiate such registration as specified in Section 2.2 or 2.4.

          2.7  Delay of Registration.  No Holder shall have any right to
               ---------------------
obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 2.

          2.8  Indemnification.  In the event any Registrable Securities are
               ---------------
included in a registration statement under Sections 2.2, 2.3 or 2.4:

               (a)  By the Company.  To the extent permitted by law, the
                    --------------
Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages or liabilities
                 --------
(joint or
several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):
 ---------

                    (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                    (ii) the omission or alleged omission to state in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                    (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the
                                               -------- -------
indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

               (b)  By Selling Holders.  To the extent permitted by law, each
                    ------------------
selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation due to information specifically provided by the Selling Holder for inclusion in the registration statement; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement
                             -------- -------
contained in this subsection 2.8(b) shall not
apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; and provided further, that the
                                                      -------- -------
total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

               (c)  Notice.  Promptly after receipt by an indemnified party
                    ------
under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided however, that an indemnified party
                             -------- -------
(together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section
2.8 to the extent so prejudiced, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

               (d)  Contribution.  In order to provide for just and equitable
                    ------------
contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this
Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders shall be responsible for the remaining portion; provided
                                                                --------
however, that, in any such case, (A) no such Holder will be required to
-------
contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

               (e)  Survival.  The obligations of the Company and Holders
                    --------
under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

          2.9  Rule 144 Reporting.  With a view to making available the
               ------------------
benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as the Company has become subject to the reporting requirements of the 1934 Act, the Company agrees to:

               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times in accordance with the requirements of Rule 144(c), after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

               (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

               (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days) after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).

          2.10  Termination of the Company's Obligations.  The Company shall
                ----------------------------------------
have no obligations provided in Section 2 hereof with respect to: (i) any request or requests for registration made by any Holder on a date more than three years after the closing date of the Company's initial public offering; or
(ii) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.2, 2.3 or 2.4 hereof if, in the reasonable opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act; provided however, that the provisions of this Section 2.10 shall not apply
     -------- -------
to any Holder who owns more than 1% of the Company's outstanding capital stock until such time as such Holder owns less than 1% of the Company's outstanding capital stock.

          2.11  Limitations on Subsequent Registration Rights.  From and after
                ---------------------------------------------
the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least two-thirds of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Sections 2.2, 2.3 or 2.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of Registrable Securities of the Holders to be included or (b) to demand registration of their securities.

          2.12  "Market Stand-Off" Agreement.  Investor hereby agrees that,
                 ---------------------------
during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided however, that:
                      -------- -------

               (a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

               (b) all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

               (c)  such market stand-off time period shall not exceed 180 days.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          Notwithstanding the foregoing, the obligations described in this
Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or to a registration relating solely to a Commission Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

          2.13  S-3 Registration Requirements.  Notwithstanding anything else
                -----------------------------
contained in this Agreement, the Company shall not become obligated to become subject to the 1934 Act and, each Investor acknowledges, until such time as the Company becomes subject to the 1934 Act, the Company will be legally precluded from registering securities under a Form S-3 and, accordingly, no provisions in this Agreement to the contrary shall be deemed to require the Company to undertake such a registration until the Company legally is qualified to do so.

     3.  RIGHT OF FIRST OFFER.

          3.1  General.  Each Holder, for purposes of this Section 3 the term
               -------
Holder shall mean, (i) with respect to each of the Investors, for so long as it holds at least 40% of the Series A Stock purchased by it pursuant to the Series A Agreement and (ii) with respect to each of the Prior Investors, for so long as it holds at least 40% of the Class A Stock purchased by it pursuant to the Class A Agreement, and any party to whom such Holder's rights under this Section 3 have been duly assigned in accordance with Section 4.1(b) and in such event, if the assignee qualifies under

Section 4.1(b) then the transferor Prior Investor shall retain its rights under this section 3.1 so long as the transferor holds at least 20% of the Class A Stock purchased by it pursuant to the Class A Agreement, (each such Holder or
                                                          ----
assignee hereinafter referred to as a "Rights Holder") has the right of first
                                       -------------
offer to purchase such Rights Holder's Pro Rata Share (as defined below) of all (or any part) of any "New Securities" (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement. A Rights Holder's "Pro Rata Share" for purposes of this right of first offer is the ratio
          --------------
of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(d)) to (b) a number of shares of Common Stock equal to the sum of (i) the total number of shares of Common Stock then outstanding plus (ii) the total number of shares of Common Stock into which all then outstanding shares of Series A Stock of the Company are then convertible plus (iii) then outstanding options to purchase shares of Common Stock pursuant to equity incentive plans approved by the Board.

          3.2  New Securities.  "New Securities" shall mean any Common Stock
               --------------    --------------
or preferred stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or preferred stock; provided however, that
                                                        -------- -------
the term "New Securities" does not include:
                          ---- --- -------

                    (i) shares of the Common Stock (and/or options or warrants therefor) issued or issuable to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to stock options or other stock incentive agreements or plans approved by the Board, including the approval of the directors nominated by the holders of the Series A Stock (the "Series A Directors");

                    (ii) any Common Stock or other securities issuable upon conversion of or with respect to any then outstanding shares of Preferred Stock or Common Stock or other securities issuable upon conversion thereof;

                    (iii) any shares of the Company's Common Stock or preferred stock (or any other security of the Company) issued in connection with any stock split or stock dividend;

                    (iv) any securities offered by the Company to the public pursuant to a registration statement filed under the Securities Act;

                    (v) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity, 50% or more of the voting power of such other corporation or entity, or 50% or more of the equity ownership of such other entity, provided such issuance is approved by the Board, including the approval of the Series A Directors; or

                    (vi) any capital stock (and/or options or warrants therefor) issued to parties providing the Company with equipment leases, real property leases, loans provided by commercial lenders, credit lines, guaranties of indebtedness, cash price reductions or similar financing, provided each such issuance is approved by the Board, including the approval of the Series A Directors; or

                    (vii) any capital stock (and/or options or warrants therefor) issued to parties pursuant to pre-existing contracts and any capital stock issued pursuant to any New Security whereby all Holders waived their rights of refusal under this Agreement.

          3.3  Procedures.  In the event that the Company proposes to
               ----------
undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the "Notice"),
                                                              ------
describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have twenty (20) days from the date of mailing of any such Notice to agree in writing to purchase up to such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder's Pro Rata Share). Notwithstanding the terms set forth in the Notice, each Holder shall have the right to pay cash for New Securities offered in the Notice. If any Rights Holder fails to so agree in writing within such twenty (20) day period to purchase up to such Rights Holder's full Pro Rata Share of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder shall forfeit the right
 --------------------
hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase and the Company shall promptly give each Rights Holder (if any) who has timely agreed to purchase its full Pro Rata Share of such offering of New Securities (a "Purchasing Holder") written notice of the
                                       -----------------
failure of any Nonpurchasing Holder to purchase such Nonpurchasing Rights Holder's full Pro Rata Share of such offering of New Securities (the "Overallotment Notice"). Each Purchasing Holder shall have a right of
 --------------------
overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holder's unpurchased Pro Rata Share of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Holders at any time within ten (10) days after receiving the Overallotment Notice.

          3.4  Failure to Exercise.  In the event that the Rights Holders fail
               -------------------
to exercise in full the right of first offer within such twenty plus ten day period, then the Company shall have 120 days thereafter to sell the New Securities with respect to which the Rights Holders' rights of first offer hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice. In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

          3.5  Termination.  This right of first offer shall terminate (i)
               -----------
immediately before the closing of the first underwritten sale of Common Stock to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to the public at an offering price of at least $21.40 per share (such offering price being subject to proportional adjustment to reflect subdivisions, combinations, stock dividends and similar transactions affecting the number of outstanding shares of Common Stock) for an aggregate gross public offering price (calculated before deduction of underwriters' discounts and commissions) of at least $25,000,000, or (ii) upon (a) the acquisition of all or substantially all the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation or merger in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% or more of the voting power of the corporation or other entity surviving such transaction.

     4.  ASSIGNMENT AND AMENDMENT.

          4.1  Assignment.  Notwithstanding anything herein to the contrary:
               ----------

               (a)  Information Rights.  The rights of each Investor under
                    ------------------
Section 1.1 or 1.2 hereof may be assigned only to a party who acquires from Investor (or Investor's permitted assigns) at least that number of shares of Series A Stock and/or an equivalent number (on an as-converted basis) of shares of Series A Conversion Stock or Class A Stock, as the case may be, described in
Section 1.1 or 1.2 hereof, respectively. The rights of the Investors under Sections 1.3, 1.4, 1.5 and 1.6 hereof may not be assigned except to a subsidiary of any Investor that acquires at least 50% of the shares of Series A Stock or Class A Stock purchased by such Investor under the Series A or Class A Agreement and/or an equivalent number (on an as-converted basis) of shares of Series A Conversion Stock and in the event that an Investor is a limited liability company, the Investor shall have the right to distribute its rights to its members who receive Registrable Securities, provided that in all cases the rights of said members shall be aggregated with all other members and/or said limited liability company for purposes of exercising any rights under this Agreement.

               (b)  Registration Rights; Refusal Rights.  The registration
                    -----------------------------------
rights of a Holder under Section 2 hereof and the rights of first offer of a Rights Holder under Section 3 hereof may be assigned only to: (i) any partner or retired partner, member or retired member of any such Holder or Rights Holder which is a partnership or limited liability company; (ii) any family member or trust for the benefit of any Holder or Rights Holder who is an individual; (iii) with respect to the registration rights under Section 2, to any transferee who acquires at least 20% of the shares of Registrable Securities then held by such Holder; and (iv) with respect to the rights of first offer under Section 3, to any transferee who acquires at least 20% of the shares of Registrable Securities then held by such Holder; provided however, that no party may be assigned any of
                          -------- -------
the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall
                                 -------- -------
receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.

          4.2  Amendment of Rights.  Unless otherwise provided for herein, any
               -------------------
provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors (and/or any of the Investors' respective permitted successors or assigns) holding shares of Series A Stock and/or Series A Conversion Stock and/or Class A Stock representing and/or convertible into a majority of all of the Investors' Shares (as defined below). As used herein, the term "Investors' Shares" shall
                                                     -----------------
mean the shares of Common Stock then issuable upon conversion of all then outstanding shares of Series A Stock issued under the Series A Agreement plus all then outstanding shares of Conversion Stock that were issued upon the conversion of any shares of Preferred Stock issued under the Series A Agreement, plus all then outstanding shares of Class A Stock. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, Holder and Rights Holder, each permitted successor or assignee of each Investor, Holder or Rights Holder, and the Company.

     The foregoing notwithstanding, the rights of any Prior Investor shall not be amended or waived in an adverse manner without the prior written consent of such Prior Investor.

     5.  DRAG ALONG RIGHTS.

          5.1  Drag Along Rights.  Anything contained herein to the contrary
               -----------------
notwithstanding, if at any time, the Board (at a meeting at which the entire Board is present) and the holders of 2/3 of the Series A Stock shall approve a proposal for (i) the sale of the capital stock of the Company, (ii) the merger or consolidation of the Company, or (iii) the sale by the Company or its subsidiaries of all or substantially all of their assets (each, an "Approved
                                                                    --------
Sale Proposal"), and the Company has received from an independent nationally
-------------
recognized investment banking firm, approved by 2/3 of the Board, which approval shall not be unreasonably withheld, a fairness opinion stating that the terms and conditions of Approved Sale Proposal are fair and equitable to the holders of the Company's Common Stock in all material respects, then such Investors (or their designated representative) may deliver a notice (a "Required Sale Notice")
                                                          --------------------
with respect to such Approved Sale Proposal to each other shareholder stating that such Investors have approved or propose to effect the Approved Sale Proposal and providing the identity of the persons involved in such Approved Sale Proposal and the terms thereof. Each such shareholder, upon receipt of a Required Sale Notice, shall be obligated, which obligation shall be enforceable by the holders of a majority of the Series A Stock (or their designees), to (i) sell their shares of capital stock of the Company and participate in the transaction (a "Required Sale") contemplated by the Approved Sale Proposal, (ii)
                -------------
vote their shares of stock in favor of such Approved Sale Proposal at any meeting of shareholders called to vote on or approve such Approved Sale Proposal and (iii) otherwise to take all necessary action to cause the Company and the shareholders to consummate such Approved Sale Proposal. Any such Required Sale Notice may be rescinded by such Investors by delivering written notice thereof to all of the shareholders. Upon the consummation of the Required Sale, each shareholder shall receive the same proportion of the aggregate consideration from such Required Sale that such holder would have received if a Liquidation Event (as defined in the Company's Articles of Incorporation) had occurred and such consideration had been distributed by the Company pursuant to the rights and preferences set forth in the Company's Articles of Incorporation (giving effect to applicable orders of priority) and if any shareholders of a Class Are given an option as to the form and amount of consideration to be received, all shareholders of such class will be given the same option. Notwithstanding the foregoing, in the event that the Approved Sale Proposal would result in proceeds (if other than cash, the fair market value of which shall be determined by the Board) to the Company's shareholders in an amount less than two (2) times the Original Issue Price (as that term is defined in Section 1 of the Company's Series A Certificate of Designation (the "Certificate")), then in such event the Board approval required by the first sentence of this Section 5.1 shall be made without the participation of the Series A Directors (as that term is defined in Section 4.3 of the Certificate).

     6.  GENERAL PROVISIONS.

          6.1  Notices.  Any notice, request or other communication required
               -------
or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

               (a) if to an Investor, at such Investor's respective address as set forth on Exhibit A hereto.
                ---------

               (b) if to the Company, at 977 Charter Commons, Chesterfield, Missouri 63017; attn: General Counsel.

Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder by giving ten days advance notice to all other parties. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

          6.2  Entire Agreement.  This Agreement, together with all the
               ----------------
Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

          6.3  Governing Law.  This Agreement shall be governed by and
               -------------
construed exclusively in accordance with the internal laws of the State of Missouri as applied to agreements to be performed entirely within Missouri, excluding that body of law relating to conflict of laws and choice of law.

          6.4  Severability.  If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

          6.5  Third Parties.  Nothing in this Agreement, express or implied,
               -------------
is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

          6.6  Successors And Assigns.  Subject to the provisions of Section 4,
               ----------------------
the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

          6.7  Captions.  The captions to sections of this Agreement have been
               --------
inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

          6.8  Counterparts.  This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          6.9  Costs And Attorneys' Fees.  In the event that any action, suit
               -------------------------
or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

          6.10  Adjustments for Stock Splits, etc.  Wherever in this Agreement
                ---------------------------------
there is a reference to a specific number of shares of Common Stock or preferred stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

          6.11  Termination of Prior Agreement.  Each of the parties hereto
                ------------------------------
agree that this Agreement supersedes, replaces in its entirety and renders null and void, each of the Prior Agreements.

          6.12  Aggregation of Stock.  All shares held or acquired by
                --------------------
affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. Entities and persons shall be considered affiliated with another entity or person only if they control, are controlled by or are under common control with such other entity or person.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                    THE COMPANY:

                                    Digital Broadcast Network,
                                    a Missouri corporation

                                    By:\s\ Bernard Schneider
                                       ---------------------
                                    Name:  Bernard Schneider
                                    Title:  Chief Executive Officer

                                    Address:  977 Charter Common
                                              Chesterfield, Missouri 63017



                [Signature Page to Investors' Rights Agreement]

                                    INVESTORS:

                                    CHASE VENTURE CAPITAL ASSOCIATES, L.P.
                                    a California Limited Partnership
                                    By:  Chase Capital Partners,
                                         its sole General Partner

                                    By: \s\ Shahan D. Soghikian
                                        -----------------------
                                        Shahan D. Soghikian
                                        General Partner



                [Signature Page to Investors' Rights Agreement]

                                    NEW ENTERPRISE ASSOCIATES VIII,
                                      LIMITED PARTNERSHIP
                                    By: NEA Partners VIII, Limited Partnership
                                    Its General Partner

                                    By:   [UNINTELLIGIBLE]
                                        ------------------

                                    Its:   General Partner
                                          ----------------

                                    NEA VENTURES 1999, LIMITED
                                      PARTNERSHIP
                                    By:  Vice President

                                    By:    \s\ Susie Greathouse
                                        -----------------------

                                    Its:    Vice President
                                          ----------------

                                    NEA PRESIDENTS FUND, L.P.
                                    By: NEA General Partners, L.P.
                                    By: General Partner

                                    By: [UNINTELLIGIBLE]
                                        ----------------

                                    Its:   General Partner
                                         -----------------


                [Signature Page to Investors' Rights Agreement]

                                    MAYFIELD X, L.P.
                                    By:  Mayfield X Management, L.L.C.
                                    Its:  General Partner

                                    By: [UNINTELLIGIBLE]
                                        ----------------
                                    Its:  Managing Director

                                    MAYFIELD ASSOCIATES FUND IV, L.P.
                                    By:  Mayfield IX Management, L.L.C.
                                    Its:  General Partner

                                    By: [UNINTELLIGIBLE]
                                        ----------------
                                    Its:  Managing Director

                                    MAYFIELD PRINCIPALS FUND, L.L.C.
                                    By:  Mayfield X Management, L.L.C.
                                    Its:  General Partner

                                    By: [UNINTELLIGIBLE]
                                        ----------------
                                    Its:  Managing Director


                [Signature Page to Investors' Rights Agreement]

                                    SPECTRUM EQUITY INVESTORS III, L.P.
                                    By:  Spectrum Equity Associates, III, L.P.
                                    Its:  General Partner

                                    By:   \s\ Robert A. Nicholson
                                          -----------------------
                                          Robert A. Nicholson
                                    Its:  Duly Authorized Signatory

                                    SEI III ENTREPRENEURS' FUND, L.P.
                                    By:   SEI III Entrepreneurs' LLC
                                    Its:  General Partner

                                    By:   \s\ Robert A. Nicholson
                                          -----------------------
                                          Robert A. Nicholson
                                    Its:  Duly Authorized Signatory

                                    SPECTRUM III INVESTMENT MANAGERS'
                                      FUND, L.P.

                                    By:   \s\ Robert A. Nicholson
                                          -----------------------
                                          Robert A. Nicholson
                                    Its:  Duly Authorized Signatory


                [Signature Page to Investors' Rights Agreement]

                                    HEWLETT-PACKARD COMPANY

                                    By:     \s\ Craig A. White
                                            --------------------
                                            Craig A. White
                                            Senior Vice President and General
                                              Manager,
                                            Finance and Complements Group

                                            Address:  333 Logue Avenue
                                                      Mountain View, CA 94043


                [Signature Page to Investors' Rights Agreement]

                                    PRIOR INVESTORS:

                                    ASCEND COMMUNICATIONS INCORPORATED

                                    By: \s\ Annette Severiens
                                        ---------------------

                                    Name: Annette Severiens
                                          -----------------

                                    Its: Assistant Treasurer
                                         -------------------

                                    STIFEL CAPCO, L.L.C.

                                    By:
                                        ------------------------
                                    Name:
                                           ---------------------
                                    Its:
                                          ----------------------



                [Signature Page to Investors' Rights Agreement]

                                    PRIOR INVESTORS:

                                    ASCEND COMMUNICATIONS INCORPORATED

                                    By:
                                        ------------------------
                                    Name:
                                           ---------------------
                                    Its:
                                          ----------------------

                                    STIFEL CAPCO, L.L.C.

                                    By: \s\ James J. Lahay
                                        ------------------

                                    Name: James J. Lahay
                                          --------------

                                    Its:
                                          ---------------------


                [Signature Page to Investors' Rights Agreement]

                                   EXHIBIT A
                                   ---------
                             Schedule of Investors

Series A Investors Address                                Shares of Series A Stock
--------------------------                                ------------------------

Name and Address                                          No. of Shares Purchased
----------------                                          -----------------------
Chase Venture Capital Associates, L.P.                            1,378,505
280 Madison Avenue
New York, NY  10017
New Enterprise Associates VIII, Limited Partnership                 924,768
2490 Sand Hill Road
Palo Alto, CA  94025
NEA Ventures 1999, Limited Partnership                                  467
2490 Sand Hill Road
Palo Alto, CA  94025
NEA Presidents Fund, L.P.                                             9,345
2490 Sand Hill Road
Palo Alto, CA  94025
Mayfield X, L.P.                                                    813,084
2800 Sand Hill Road
Suite 250
Menlo Park, CA  94025
Mayfield Associates Fund IV, L.P.                                    28,037
2800 Sand Hill Road
Suite 250
Menlo Park, CA  94025
Mayfield Principals Fund, L.L.C.                                     93,458
2800 Sand Hill Road
Suite 250
Menlo Park, CA  94025